EXHIBIT 10.56

RESTRICTED STOCK UNITS GRANT AGREEMENT

(Non-Employee Director)

THIS RESTRICTED STOCK UNITS GRANT AGREEMENT (this “Agreement”) is dated this _____ day of _____________, 200___ between Dollar Thrifty Automotive Group, Inc., a Delaware corporation (“Company”), and «Name» (the “Non-Employee Director”).

RECITALS:

A.         The Company’s Amended and Restated Long-Term Incentive Plan and Director Equity Plan (as amended and restated effective March 23, 2005) and adopted by the Company’s shareholders on May 20, 2005 (the “Plan”) provides for the grant of Restricted Stock Units of the Company to certain eligible employees and directors of the Company or its Subsidiaries pursuant to the terms of the Plan and this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Defined Terms. Defined terms used in this Agreement shall have the same meaning as those terms defined and used in the Plan, unless otherwise indicated in this Agreement.
2.

          Grant of Restricted Stock Units. The Company grants «Number of Units" Restricted Stock Units to the Non-Employee Director on _____________, subject to the restrictions set forth herein. Unless otherwise provided herein, the Restricted Stock Units shall vest on the Vesting Date (as defined below).

3.	Payment and Vesting.
(a)

Provided the Non-Employee Director remains in the continuous service of the Company through ______________ (the “Vesting Date”), the Restricted Stock Units covered by this Agreement, will become vested, non-forfeitable and payable on such date. Payment of the Restricted Stock Units shall be made in the form of Common Shares.

(b)

Termination Other than in Connection With a Change in Control. Notwithstanding the provisions of Section 3(a), upon the termination of service of the Non-Employee Director on the Board for any reason prior to the Vesting Date, other than in connection with a Change in Control, the Restricted Stock Units awarded hereby shall become vested, non-forfeitable and payable on a prorated basis (rounded up to the nearest whole Restricted Stock Unit) based on the number of days that the Non-Employee Director served on the Board from January 1, 2005 through the date of such termination. Payment of the Restricted Stock Units shall be made in the form of Common Shares.

(c)

Termination in Connection With a Change in Control. Notwithstanding the provisions of Section 3(a), upon termination of service for any reason in connection with a Change in Control prior to the Vesting Date, all Restricted Stock Units granted pursuant to this Agreement shall become immediately vested, non-forfeitable and payable. Payment of the Restricted Stock Units shall be made in the form of Common Shares.

4.	Assignability. Neither this grant nor the Restricted Stock Units that may be awarded hereunder shall be assignable, except as permitted in accordance with Section 11 of the Plan.
5.

          Securities Laws Requirements. This grant has not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and no transfer or assignment of this grant may be made in the absence of an effective registration statement under such laws or the availability of an exemption from the registration provisions thereof in respect of such transfer or assignment.

6.	Integrated Agreement. This Agreement shall consist of its terms and those terms of the Plan which are relevant to this Agreement and both shall be read together.
7.

          Weekends, Holidays. If the last or appointed day for the taking of any action required or the expiration of any right granted herein shall be a Sunday, or a Saturday or shall be a legal holiday or a day on which banking institutions in Tulsa, Oklahoma, are authorized or required by law to remain closed, then such action may be taken or right may be exercised on the next succeeding day which is not a Sunday, a Saturday or a legal holiday and not a day on which banking institutions in Tulsa, Oklahoma, are authorized or required by law to remain closed.

8.

          Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Non-Employee Director under this Agreement without the Non-Employee Director’s consent.

9.

          Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

10.

          Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code and the grant hereunder and the terms of this Agreement shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that the grant is subject to Section 409A of the Code, it shall be granted and issued in a manner that will comply with Section 409A of the Code, including any Guidance. Any provision of this Agreement that would cause the grant or issuance to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Guidance).

11.

          Compliance with Law. Notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any Common Shares in payment of any vested Restricted Stock Units pursuant to this Agreement if the issuance thereof would result in a violation of any laws. The Company will make reasonable efforts to comply with all applicable federal and state securities laws.

12.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year above written.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
Attest:
By: _______________________________
______________________________ Stephen W. Ray, Secretary	Gary L. Paxton President and Chief Executive Officer

______________________________ «Name», Non-Employee Director

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